As amended December 12, 2013

BY-LAW NO. 1

A By-law Relating Generally to the Business and Affairs of the Corporation

PART ONE

Interpretation

Section 1.01 Definitions – In this by-law, unless the context otherwise requires:

(a)	“Act” means the Canada Business Corporations Act, or any statute that may be substituted therefor, as from time to time amended;

(b)	“appoint” means “elect” and vice versa;

(c)	“articles” means the articles attached to the Certificate of Incorporation of the Corporation as from time to time amended or restated;

(d)	“Board” means the board of directors of the Corporation;

(e)	“by-laws” means this by-law and all other by-laws of the Corporation from time to time in force and effect;

(f)	“Corporation” means Agrium Inc.;

(g)	“meeting of shareholders” includes an annual meeting of shareholders and a special meeting of shareholders; and “special meeting of shareholders” includes a meeting of any class or classes of shareholders and a special meeting of all shareholders entitled to vote at an annual meeting of shareholders; and

(h)	“recorded address” has the meaning set forth in section 5.09.

Section 1.02 Construction – Save as aforesaid, words and expressions defined in the Act, including “resident Canadian” have the same meanings when used herein. Words importing the singular number include the plural and vice versa; and words importing a person include an individual, partnership, association, body corporate, trustee, executor, administrator and legal representative.

PART TWO

Meeting of Shareholders

Section 2.01 Presiding Officer – The chairman of any meeting of shareholders shall be the first mentioned of such of the following officers as have been appointed who is present at the meeting: the Chairman, the President or a Vice President who is also a director. In the absence of any such officer, the shareholders shall choose one of their number to chair the meeting. Subject to the Act, the procedure to be followed at any meeting of shareholders shall be determined by the chairman of the meeting.

Section 2.02 Quorum – A quorum for the transaction of business at any meeting of shareholders shall be two persons present in person, each being a shareholder entitled to vote at such meeting or a duly appointed proxyholder or representative for a shareholder so entitled, and together holding or representing shares of the Corporation having not less than 25 percent of the outstanding votes entitled to be cast at the meeting.

Section 2.03 Participation in Meetings by Electronic Means – Any person entitled to attend a meeting of shareholders shall be entitled to participate in the meeting by means of a telephonic, electronic or other communication facility including teleconferencing, video conferencing, computer link, webcasting and other similar means, if the Corporation has made available such communication facilities and provided that the chairman of the meeting is satisfied that all participants will be able to communicate adequately with each other during the meeting. A person participating in a meeting by such means is deemed for the purposes of this Act to be present at the meeting.

Section 2.04 Meetings held by Electronic Means – If the directors or the shareholders of the Corporation call a meeting of shareholders pursuant to the Act, those directors or shareholders, as the case may be, may determine that the meeting shall be held entirely by means of a telephonic, electronic or other communication facility including teleconferencing, video conferencing, computer link, webcasting and other similar means that permits all participants to communicate adequately with each other during the meeting, provided that such directors or shareholders, as the case may be, have made such communication facilities available for such meeting.

Section 2.05 Proxyholders and Representatives – Every shareholder entitled to vote at a meeting of shareholders may appoint a proxyholder, or one or more alternate proxyholders, to attend and act as the shareholder’s representative at the meeting in the manner and to the extent authorized and with the authority conferred by the proxy. A proxy shall conform with the requirements of the Act and shall be, in the case of a shareholder that is not a body corporate or association, in writing executed by the shareholder or the shareholder’s attorney or in the form of an electronic document executed by the shareholder or the shareholder’s attorney.

Section 2.06 Execution of an Electronic Document – For the purposes of section 2.05, an electronic document, that is, any form of representation of information or of concepts fixed in any medium in, or by, electronic, optical or other similar means, is executed if the signature results from the application by a person of a technology or a process that permits (a) the signature resulting to be unique to that person, (b) that person’s signature is incorporated or associated with or attached to the electronic document, and (c) that person can be identified.

Section 2.07 Votes to Govern – Subject to the Act, at any meeting of shareholders every question shall, unless otherwise required by the articles or by-laws, be determined by a majority of the votes cast on the question. In case of an equality of votes either upon a poll or by either a show of hands or by signifying by telephonic, electronic or other means of communication or by a combination thereof, the chairman of the meeting shall not be entitled to a second or casting vote.

Section 2.08 Manner of Voting – Subject to the Act, any question at a meeting of shareholders shall be decided by either a show of hands or by signifying by telephonic, electronic or other means of communication or by a combination thereof, if the Corporation has made available such communication facilities, unless a ballot thereon is required or demanded as hereinafter provided, and upon either by a show of hands or by signifying by telephonic, electronic or other means of communication or by a combination thereof every person who is present and entitled to vote shall have one vote, subject to any provision of the Act restricting the ability of a proxyholder or alternate proxyholder to vote either by a show of hands or by signifying by telephonic, electronic or other means of communication or by a combination thereof where such person has conflicting instructions from more than one shareholder. Whenever a vote by either by a show of hands or by signifying by telephonic, electronic or other means of communication or by a combination thereof shall have been taken upon a question, unless a ballot thereon is so required or demanded, a declaration by the chairman of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

Section 2.09 Ballots – On any question proposed for consideration at a meeting of shareholders, and whether or not a vote by either a show of hands or by signifying by telephonic, electronic or other means of communication or by a combination thereof has been taken thereon, the chairman may require a ballot or any person who is present and entitled to vote on such question at the meeting may demand a ballot. A ballot so required or demanded shall be taken in such manner as the chairman shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each person present shall be entitled, in respect of the shares which such person is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

PART THREE

Directors and Officers

Section 3.01 Election and Term – Until changed in accordance with the Act, the Board shall consist of not fewer than the minimum number and not more than the maximum number of directors provided in the articles. The election of directors shall take place at each annual meeting of shareholders and all the directors then in office shall retire but, if qualified, shall be eligible for re-election. The number of directors to be elected at any such meeting shall be the number of directors then in office unless the directors otherwise determine. Where the shareholders adopt an amendment to the articles to increase the number or maximum number of directors, the shareholders may, at the meeting at which they adopt the amendment, elect the additional number of directors authorized by the amendment. If an election of directors is not held at the proper time, the incumbent directors shall continue in office until their successors are elected.

Section 3.02 Qualification – Subject to the Act, at least twenty-five percent of the directors of the Corporation must be resident Canadians. However, if a Corporation has less than four directors, at least one director must be a resident Canadian.

Section 3.03 Eligibility Requirements at Meetings – The Board shall not transact business at a meeting, other than filling a vacancy in the Board, unless at least twenty-five percent of the directors present are resident Canadians, or, if the Corporation has less than four directors, at least one of the directors present is a resident Canadian, except where

(a)	a resident Canadian director who is unable to be present approves in writing or by telephone or other communications facilities the business transacted at the meeting; and

(b)	the required number of resident Canadian directors would have been present had that director been present at the meeting.

Section 3.04 Vacancies – Subject to the Act, vacancies in the Board may be filled for the remainder of its term of office from among persons qualified for election by the remaining directors if constituting a quorum; otherwise such vacancies shall be filled at the next annual meeting of shareholders at which directors for the ensuing year are to be elected or at a special meeting of shareholders called for that purpose.

Section 3.05 Chairman of Board Meetings – The chairman of any meeting of the Board shall be the first mentioned of such of the following officers as have been appointed who is present at the meeting: the Chairman, the President, or a Vice President. If no such officer is present, the directors shall choose one of their number to chair the meeting.

Section 3.06 Executive Committee – The Board may, from time to time, appoint an Executive Committee consisting of at least three directors. The Executive Committee shall be vested with all the ordinary powers and authority of the Board at all times during which the Board is not in session. All acts and proceedings of the Executive Committee shall be reported to the Board at the next meeting thereof, but any right granted or obligation incurred pursuant to the authority of the Executive Committee shall be treated as valid and binding upon the Corporation.

Section 3.07 Notice – No notice need be given of the first meeting of the Board following a meeting of shareholders at which directors are elected if such meeting of the Board is held immediately after the shareholders meeting. Notice of all other meetings of the Board and of all meetings of the Executive Committee shall be given to each director or member of the committee, as the case may be, not less than forty-eight hours (excluding any non-business day) before the time when the meeting is to be held and may be given by mail, facsimile, telegram, telex or other electronic means of communication. No action taken at any meeting of the Board shall be invalidated by the accidental failure to give notice or sufficient notice thereof to any director.

Section 3.08 Quorum and Voting – Subject to section 3.03, the quorum for the transaction of business at any meeting of the Board or of the Executive Committee shall be a majority of the directors or of the members of such committee, as the case may be, and every question shall be decided by a majority of the votes cast thereon. In case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

Section 3.09 Remuneration and Expenses – Directors who do not receive salary as officers or employees of the Corporation shall each be paid such amount per annum as the Board may from time to time determine. In addition they, and the salaried directors, shall each receive such amount as the Board may from time to time determine for each meeting of the Board or any committee thereof which they attend and shall be entitled to be paid for travelling and other expenses properly incurred in connection with the affairs of the Corporation. The Board may also award special remuneration to any director undertaking any special service on the Corporation’s behalf.

Section 3.10 Officers – The Board may elect or appoint such officers having such responsibilities as the Board sees fit, provided that at all time there shall be a Chairman and a President (who may be the same person) who shall be elected from the Board and there shall be a Secretary.

Section 3.11 Indemnity and Insurance – Subject to the limitations contained in the Act but without limit to the right of the Corporation to indemnify any person under the Act or otherwise, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or a director or officer of such body corporate, if:

(a)	he acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Subject to the limitations contained in the Act, the Corporation may purchase, maintain or participate in such insurance for the benefit of such persons referred to in this Section as the Board may from time to time determine.

PART FOUR

Execution of Documents

Section 4.01 Execution of Documents – The Board may from time to time determine the officers or other persons by whom any particular document or instrument or class of documents or instruments of the Corporation shall be executed and the manner of execution thereof, including the use of facsimile reproductions of any or all signatures and the use of the corporate seal or a facsimile reproduction thereof.

PART FIVE

Notices

Section 5.01 Method of Giving Notices – Any notice (which term includes any communication or document) to be given (which term includes sent, delivered or served) pursuant to the Act, the regulations thereunder, the articles, the by-laws or otherwise to a shareholder, director, officer, auditor or member of a committee of the Board shall be sufficiently given if delivered personally to the person to whom it is to be given or if delivered to the person’s recorded address or if mailed to such person at such recorded address by prepaid ordinary or air mail or if sent to such person at such recorded address by any means of prepaid transmitted or recorded communication, or if provided in the form of an electronic document so long as the shareholder, director, officer, auditor or member of a committee of the Board (collectively, the “addressee”) has consented to receive the notice in such form. A notice so delivered shall be deemed to have been given when it is delivered personally or to the recorded address as aforesaid; a notice so mailed shall be deemed to have been given when deposited in a post office or public letter box; a notice so sent by any means of transmitted or recorded communication shall be deemed to have been given when dispatched or delivered for dispatch; and a notice so sent in the form of an electronic document shall be deemed to have been given when transmitted. The secretary may change or cause to be changed the recorded address of any shareholder, director, officer, auditor or member of a committee of the Board in accordance with any information believed by the secretary to be reliable.

Section 5.02 Consent to Receiving Notice by Electronic Document – The requirement for consent pursuant to section 5.01 shall be satisfied if (a) the addressee has consented in the manner prescribed and has designated an information system for the receipt of the electronic document, and (b) the electronic document is provided to the designated information system unless otherwise prescribed.

Section 5.03 Notice to Joint Shareholders – If two or more persons are registered as joint holders of any share, any notice may be addressed to all such jointholders, but notice addressed to one of such persons shall be sufficient notice to all of them.

Section 5.04 Computation of Time – In computing the date when notice must be given under any provision requiring specified number of days’ notice of any meeting or other event, the day of giving the notice shall be excluded and the day of the meeting or other event shall be included.

Section 5.05 Undelivered Notices – If any notice given to a shareholder pursuant to section 5.01 is returned on three consecutive occasions because the shareholder cannot be found, the Corporation shall not be required to give any further notices to such shareholder until informed in writing by the shareholder of a new address.

Section 5.06 Omissions and Errors – The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the Board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

Section 5.07 Persons Entitled by Death or Operation of Law – Every person, who, by operation of law, transfer, death of a shareholder or any other means whatsoever, shall become entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom such person derives title to such share prior to the name and address of such person being entered on the securities register (whether such notice was given before or after the happening of the event upon which he became so entitled) and prior to such person furnishing to the Corporation the proof of authority or evidence of entitlement prescribed by the Act.

Section 5.08 Waiver of Notice – Any shareholder, proxyholder or other person entitled to attend a meeting of shareholders, director, officer, auditor or member of a committee of the Board may at any time waive any notice, or waive or abridge the time for any notice, required to be given to him under the Act, the regulations thereunder, the articles, the by-laws or otherwise, and such waiver or abridgement, whether given before or after the meeting or other event of which notice is required to be given, shall cure any default in the giving or in the time of such notice, as the case may be. Any such waiver or abridgement shall be in writing except a waiver of notice of a meeting of shareholders or of the Board or a committee of the Board which may be given in any manner.

Section 5.09 Interpretation – In this by-law, “recorded address” means in the case of a shareholder the address as recorded in the securities register; and in the case of joint shareholders the address appearing in the securities register in respect of such joint holder or the first address so appearing if there are more than one; and in the case of a director, officer, auditor or member of a committee of the Board, the latest address as recorded in the records of the Corporation.

PART SIX

Effective Date and Repeal

Section 6.01 Effective Date – This by-law shall come into force when made by the Board in accordance with the Act.

Section 6.02 Repeal – All previous by-laws of the Corporation are repealed as of the coming into force of this by-law. Such repeal shall not affect the previous operation of any by-law so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under or the validity of any contract or agreement made pursuant to any such by-law prior to its repeal. All directors, officers and persons acting under any by-law so repealed shall continue to act as if appointed under the provisions of this by-law and all resolutions of the shareholders or the Board with continuing effect passed under any repealed by-law shall continue to be valid except to the extent inconsistent with this by-law and until amended or repealed.

ENACTED by the Board the 5th day of March, 2002, with amendments approved by the Board the 12th day of December, 2013.

/S/ MICHAEL M. WILSON
President & Chief Executive Officer

/S/ GARY J. DANIEL
Corporate Secretary

CONFIRMED by the shareholders in accordance with the Act the 8th day of May, 2002, with amendments subject to confirmation by the shareholders in accordance with the Act.

/S/ GARY J. DANIEL
Corporate Secretary